Post Effective Amendment No. 15 to
                                            SEC File No. 70-7926





                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM U-l

                                   DECLARATION

                                      UNDER

             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")


                                GPU, INC.("GPU")
                               300 Madison Avenue
                          Morristown, New Jersey 07962

                 JERSEY CENTRAL POWER & LIGHT COMPANY ("JCP&L")
                     METROPOLITAN EDISON COMPANY ("Met-Ed")
                    PENNSYLVANIA ELECTRIC COMPANY ("Penelec")
                              2800 Pottsville Pike
                           Reading, Pennsylvania 19640

                  (Names of companies filing this statement and
                     address of principal executive offices)

                                    GPU, INC.
--------------------------------------------------------------------------------
          (Name of top registered holding company parent of applicants)

T. G. Howson,                             Douglas E. Davidson, Esq.
Vice President and Treasurer              Thelen Reid & Priest LLP
S.L. Guibord, Secretary                   40 West 57th Street
GPU Service, Inc.                         New York, New York 10019
300 Madison Avenue
Morristown, New Jersey 07962              W. Edwin Ogden, Esq.
                                          Ryan, Russell, Ogden & Seltzer LLP
                                          1100 Berkshire Boulevard, Suite 301
                                          Reading, Pennsylvania 19610-1221

--------------------------------------------------------------------------------
                   (Names and addresses of agents for service)



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      GPU,   JCP&L,   Met-Ed   and   Penelec   (the  "GPU   Companies")   hereby
post-effectively amend their Declaration on Form U-1, docketed in SEC File No. 70-7926, as follows:

         A. By Orders dated December 22, 1997 (HCAR No. 35-26801) and July 17, 1996 (HCAR No. 35-26544), the Commission, among other things, authorized (1) the GPU Companies to issue, sell and renew from time to time through December 31, 2000 their respective unsecured promissory notes, maturing not more than nine months after issuance, to various commercial banks pursuant to loan participation arrangements and informal lines of credit ("Lines of Credit") in amounts up to the limitations on short-term indebtedness contained in their respective charters and, in the case of GPU, up to $250 million; (2) JCP&L, Met-Ed and Penelec to issue and sell from time to time through December 31, 2000 their unsecured short-term promissory notes as commercial paper ("Commercial Paper") in amounts up to the limits permitted by their respective charters; (3) the GPU Companies to issue, sell and renew unsecured promissory notes to lenders other than commercial banks, insurance companies or similar institutions ("Other Short-Term Debt") from time to time through December 31, 2000 in amounts up to the limitations on short-term indebtedness contained in their respective charters and, in the case of GPU, up to $250 million, and (4) the GPU Companies to issue, sell and renew from time to time through May 6, 2001 unsecured promissory notes pursuant to an amended and restated credit agreement ("Credit Agreement") up to $250 million (borrowings under Lines of Credit, Commercial Paper and Other Short-Term Debt are collectively referred to as "Short-Term Borrowings").

      B. By Declaration dated March 30, 1999 ("1999 Declaration"), the GPU Companies sought authority to: (i) permit Met-Ed and Penelec to issue and sell Short-Term Borrowings from time to time through December 31, 2003 of up to $150 million and $150 million, respectively, outstanding at any one time ("Met-Ed/Penelec Short-Term Borrowing Authority"); (ii) extend the period during which the GPU Companies may issue unsecured promissory notes under the Credit Agreement or in the form of Short-Term Borrowings to December 31, 2003; and
(iii) permit GPU to issue and sell from time to time through December 31, 2003 Commercial Paper in an aggregate amount of up to $100 million.

      C. By Order dated June 22, 1999 (the "1999 Order"), the Commission permitted the 1999 Declaration to become effective. Both the 1999 Declaration and the 1999 Order

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


contained an inadvertent typographical error such that the Met-Ed/Penelec Short-Term Borrowing Authority was authorized through December 31, 2000, rather than through December 31, 2003 as intended. The GPU Companies now seek clarification that the Met-Ed/Penelec Short-Term Borrowing Authority will be in effect through December 31, 2003.

      D. Item 2 is hereby amended to read in its entirety as follows:

      Item 2.     Fees, Commissions and Expenses.
                  ------------------------------

      The estimated fees, commissions and expenses expected to be incurred by the GPU Companies in connection with the proposed transactions are as follows:

      Legal Fees

            Thelen Reid & Priest LLP                        $2,500
      Miscellaneous                                            500
                                                            ------
      Total                                                 $3,000



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



                                    SIGNATURE
                                    ---------


            PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY

HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY

CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE

UNDERSIGNED THEREUNTO DULY AUTHORIZED.



                               GPU, INC.
                               JERSEY CENTRAL POWER & LIGHT COMPANY
                               METROPOLITAN EDISON COMPANY
                               PENNSYLVANIA ELECTRIC COMPANY


                               By:   /s/ T. G. Howson
                                    ------------------------------
                                    T. G. Howson,
                                    Vice President and Treasurer



Date:   December 8, 2000

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